JPMorgan China Region Fund, Inc.

J.P.Morgan Asset Management

Benchmark[A]

80 % MSCI Golden Dragon Index (Net)
20 % CSI 300 Index (Net)

Investment objective

Long term capital appreciation through investments primarily in equity securities of companies with substantial assets in, or revenues derived from, the People's Republic of China, Hong Kong, Taiwan and Macau.

Fund statistics

Fund manager	**Emerson Yip**
Listed	New York Stock Exchange
Net Assets (as at 30/06/17)	USD 130.19m
Launch date	16th July 1992
Dividends (Ex-dividend date)	USD 0.3446 (7 December 2016)
Actual Leverage[B]	**0.0%**

Performance data

(as at 30/06/17)



400
350
300
250
200
150
100
50
0
06/97
06/99
06/01
06/03
06/05
06/07
06/09
06/11
06/13
06/15
06/17
Share price
Net asset value
Benchmark^

Cumulative performance

(as at 30/06/17)

%	1 mth	3 mths	2017 YTD	1 year	3 year	5 year	10 years
Share price	**1.9**	**9.5**	**28.8**	**34.8**	**44.7**	**84.4**	**96.6**
Net asset value	**0.0**	**5.8**	**19.6**	**22.2**	**26.7**	**63.2**	**42.1**
Benchmark[A]	3.1	9.3	21.6	27.7	33.2	62.8	61.2

Rolling 12 month performance

(as at 30/06/17)

%	2017/2016	2016/2015	2015/2014	2014/2013	2013/2012
Share price	**34.8**	**-14.1**	**25.0**	**16.1**	**9.7**
Net asset value	**22.2**	**-20.9**	**31.1**	**15.0**	**12.0**
Benchmark[A]	27.7	-20.4	31.1	13.7	7.6

Past performance is no guarantee of future results. Investment returns and principal value will fluctuate and shares, when sold, may be worth more or less than original cost. Current performance may be lower or higher than the performance data quoted. All return data includes investment management fees, administrative and custodial charges, bank loan expenses and assumes the reinvestment of all distributions. Returns for periods less than one year are not annualized.

Market capitalization breakdown

(as at 30/06/17)

Total number of stocks in the Fund's portfolio: 1

Sector

(as at 30/06/17)

Fund %	
0.6%	Information Technology
99.4%	Liquidity
100.0%	Total

[A] Customized benchmark - 80% MSCI Golden Dragon Index (NDR), 20% CSI 300 Index (Net), Prior to 13-Apr-2012, MSCI Golden Dragon Index (NDR), Prior to 1-Mar-2001, 25% TWII, 20% BNPPCI, 50% MSCI HK, 5% HSBC; Prior to 1-Mar-1999, 60% HK SE All Ordinaries, 30% CLSA China B, 10% Taiwan SE Weighted; Prior to 1-Jan-1997, Peregrine Greater China Index.

Formerly JF China Region Fund, Inc., the Fund name was changed on 06/12/13.

[B] Actual leverage represents the excess amount above shareholders' funds of total assets less cash/cash equivalents, expressed as a percentage of shareholders' funds. If the amount calculated is negative, this represents a net cash position.

Fund information Portfolio (as at 30/06/17) Share price USD 20.07 Fund % 0.6% China - ‘A’ Shares 99.4% Net Liquidity NAV per share USD 20.19 Discount (-) / Premium 100.0% Total Current -0.6! Shares in issue 6,447,637 Portfolio review (as at 30/06/17) Fund code Bloomberg JFC US ISIN US46614T1079 Sedol 2471392 Greater China equity markets rose on the back of resilient macro data and moderated regulatory tightening intensity in China. The external environment remains accommodative the as Fed, as expected, raised rates for the second time of the year as expected – the dollar continued to trend lower during the month. Onshore and offshore China equities both rose as May manufacturing PMI has shown moderate sequential recoveries amid financial deleveraging while market sentiment was lifted by MSCI’s inclusion of Ashare in its emerging market indices and moderated regulatory tightening intensity. The MSCI Taiwan Index was strong led by largecap technology names and the bottoming out of apparel exporters. The MSCI Hong Kong Index was flat for the month with interest rate sensitive plays like utilities under pressure while Macau names traded slightly higher on continuous solid gaming revenue trends. Market outlook (as at 30/06/17) Chinese policy makers are likely to continue to rein in stimulus policies and to normalize financial conditions. We believe the spillover to real economy is limited so far, and continue to expect the consumer facing business in New China to show both resiliency and growth, leading the market higher in the near term. We have finetuned our stock selections amongst technology and consumers and selectively added utilities; otherwise our sector strategy remains unchanged. Further information Investment Adviser: JF International Management Inc. Website: www.jpmchinaregionfund.com Administration: Lucy Dina +44 (0)20 7742 3735 Source: J.P. Morgan, Reuters, Bloomberg Benchmark Source: MSCI. The MSCI data is comprised of a custom index calculated by MSCI for, and as requested by, JPMAM (UK). The MSCI data is for internal use only and may not be redistributed or used in connection with creating or offering any securities, financial products or indices. Neither MSCI nor any other third party involved in or related to compiling, computing or creating the MSCI data (the “MSCI Parties”) makes any express or implied warranties or representations with respect to such data (or the results to be obtained by the use thereof), and the MSCI Parties hereby expressly disclaim all warranties of originality, accuracy, completeness, merchantability or fitness for a particular purpose with respect to such data. Without limiting any of the foregoing, in no event shall any of the MSCI Parties have any liability for any direct, indirect, special, punitive, consequential or any other damages (including lost profits) even if notified of the possibility of such damages. All equity indices stated as ‘Net’ are calculated net of tax as per the standard published approach by the index vendor unless stated otherwise. This material should not be relied on as including sufficient information to support an investment decision. US recipients of this information that wish to receive further information or effect transactions in the Fund’s shares should contact JPM New York and not other brokers who may be listed in this report. This document contains information concerning the performance of JF Investment Companies. It does not constitute or contain, and may not be used for the purposes of or in connection with, any offer or invitation or solicitation by or o n behalf of any of the investment companies described herein to subscribe for or to purchase securities by anyone in any jurisdiction in which such offer, invitation or solicitation is not authorised, or to any person to whom it is unlawful to make such offer, invitation or solicitation. There is no assurance that the Fund will achieve its investment objective. You should remember that past performance is not a guide to the future. The price of investments and the income from them may fall as well as rise and you may not get back the full amount invested. All performance assumes reinvestment of all dividends and capital gain distributions. Total return based on share price reflects changes in market value. Total return based on net asset value reflects changes in the Fund’s net asset value during each period. Shares of the Fund may trade above or below its net asset value. Current performance may be lower or higher than the performance data quoted. When a subscription involves a foreign exchange transaction, it may be subject to the fluctuations of currency values. Exchange rates may also cause the value of underlying overseas investments to go up or down. Investments in emerging markets may involve a higher element of risk due political and economic instability and underdeveloped markets and systems. Investments in smaller companies may involve a higher degree of risk as markets are usually more sensitive to price movements. Concentrating investments in the greater China region subjects the Fund to more volatility and greater risk of loss than geographically diverse funds. The views expressed herein are not to be taken as advice or a recommendation to buy or sell any investment.